Exhibit 99.1

PARAMOUNT COMPLETES $1.0 BILLION REFINANCING

OF 1633 BROADWAY

NEW YORK (December 1, 2015) - Paramount Group, Inc., (NYSE: PGRE) (“Paramount” or the “Company”), announced today that it has completed a $1.0 billion refinancing of 1633 Broadway, a 2.6 million square foot, trophy office building located on Broadway between 50th and 51st Streets in Manhattan.

The new seven year loan is interest only at LIBOR plus 175 basis points and can be increased at the Company’s option, by $250 million to $1.25 billion, until the third anniversary following the closing, if certain performance hurdles relating to the property are satisfied.  The net proceeds from the refinancing were used primarily to repay the existing $926 million loan and fund $42 million of swap breakage costs. The existing loan was scheduled to mature in December 2016 and had a weighted average interest rate of 5.35%. In addition, the Company entered into interest rate swap agreements with an aggregate notional amount of $1.0 billion fixing LIBOR at 1.84%.  Accordingly, the interest rate on the loan is fixed at 3.59% and the effective interest rate, including amortization of fees and additional mortgage recording taxes is 3.87%, through December 2021 when the interest rate swaps begin to expire.

“This refinancing is a testament to the credit markets’ confidence in Paramount’s Class A portfolio,” said Albert Behler, Chairman, Chief Executive Officer and President of Paramount.  “With lenders’ conviction in Paramount’s proven track record and ability to proactively manage leasing, we were able to execute a timely transaction with favorable terms in a challenging market environment.”

Landesbank Baden-Württemberg New York Branch, Landesbank Hessen-Thüringen Girozentrale, DekaBank Deutsche Girozentrale, ING Capital LLC and Wells Fargo Securities, LLC served as joint lead arrangers.  Landesbank Baden-Württemberg New York Branch will serve as Administrative Agent and Wells Fargo Bank National Association will serve as Syndication Agent. The Company engaged Eastdil Secured LLC to secure the financing.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Investor Relations:

212-492-2298

ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com